Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of Wolfspeed, Inc. of our report dated August 22, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Wolfspeed Inc.’s Annual Report on Form 10-K for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

December 9, 2024